Exhibit 4.9

DUANE READE INC.

Senior Convertible Notes due 2022

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 30, 2004

Supplementing the Indenture, dated as of April 16, 2002,
 among Duane Reade Inc., as Issuer,
the Guarantors named therein
and
U.S. Bank National Association, successor trustee to
State Street Bank and Trust Company, as Trustee

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of July 30, 2004 (this “First Supplemental Indenture”), by and among Duane Reade Inc., a Delaware Corporation, as Issuer, having its principal office at 440 Ninth Avenue, Sixth Floor, New York, NY, 10001  (the “Company”), Duane Reade Shareholders, LLC (formerly known as Rex Corner Holdings, LLC), a Delaware limited liability company (the “Parent”), Duane Reade Acquisition Corp., a Delaware corporation (the “MergerSub”), with Duane Reade, a New York general partnership, DRI I Inc., a Delaware corporation, Duane Reade International, Inc., a Delaware corporation and Duane Reade Realty, Inc., a Delaware corporation, as guarantors (together, the “Guarantors”), and U.S. Bank National Association, a national banking association, successor trustee to State Street Bank and Trust Company, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors and the Trustee executed and delivered an Indenture, dated as of April 16, 2002 (the “Indenture”) providing for the issuance of Senior Convertible Notes due 2022 (the “Securities”);

WHEREAS, the MergerSub, the Parent and the Company entered into an Agreement and Plan of Merger, dated as of December 22, 2003, as amended, pursuant to which the MergerSub has merged with and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, pursuant to Section 11.14 of the Indenture, if the Company is party to a merger, the Person obligated to deliver securities, cash or other assets upon conversion of Securities shall enter into a supplemental indenture;

WHEREAS, pursuant to Section 11.14 of the Indenture, the First Supplemental Indenture shall provide that the Holder of a Security may convert such Security into the kind and amount of consideration such Holder would have received immediately after the Merger if such Holder had converted the Security immediately before the effective date of the Merger;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company may amend the Indenture without the consent of any Securityholders to evidence, among other things, the merger of the Company with or into another corporation and compliance by the parties to such merger with Section 11.14 of the Indenture;

WHEREAS, the consideration paid per share of the Company’s Common Stock in connection with the Merger was $16.50 in cash, without interest; and

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this First Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree as follows:

1.             Effect. This First Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

2.             Right to Receive $16.50 per Share.  Upon the conversion of a Security by the Holder thereof pursuant to the Indenture, such Security shall convert into the right to receive from the Company $16.50 per share of Common Stock, in cash and without interest, issuable to such Holder in connection with such conversion assuming (to the extent applicable) that such Holder (i) was not a constituent Person or an Affiliate of a constituent Person to the merger; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing holders.  Pursuant to Section 11.10 of the Indenture, no adjustments shall be made on any Holder’s right to receive $16.50 in cash and interest will not accrue on the cash.

3.             Responsibility of Trustee.  The Trustee shall not be responsible for the validity as to the Company or sufficiency of this First Supplemental Indenture or as to the due execution thereof by the Company, the Parent, the MergerSub and the Guarantors or as to recitals of fact contained herein, all of which are made solely by the Company.

4.             Governing Law.  The laws of the State of New York shall govern this First Supplemental Indenture.

5.             Multiple Originals.  The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One originally signed copy is enough to prove this First Supplemental Indenture.

6.             Ratification of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

7.             Part of Indenture.  This First Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

8.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties have executed this First Supplemental Indenture as of the date first written above.

DUANE READE INC.

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President and General Counsel

DUANE READE SHAREHOLDERS, LLC

By:	/s/ Andrew J. Nathanson
Name: Andrew J. Nathanson
Title: Vice President

DUANE READE ACQUISITION CORP.

By:	/s/ Andrew J. Nathanson
Name: Andrew J. Nathanson
Title: Vice President

DUANE READE

By: DUANE READE INC., a general partner

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President and General Counsel

By: DRI I INC., a general partner

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President and General Counsel

DRI I, INC.

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President and General Counsel

DUANE READE INTERNATIONAL, INC.

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President and General Counsel

DUANE READE REALTY, INC.

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President and General Counsel

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Elizabeth C. Hammer
Name: Elizabeth C. Hammer
Title: Vice President